Exhibit 99.1

1850 Lakeside Drive • Waukegan, Illinois 60085 • t 847.887.0800 • f 847.887.9281 • www.neophrm.com

***FOR IMMEDIATE RELEASE***

CONTACT:

Paul Arndt, Corporate Communications Manager

parndt@neophrm.com

847-887-0800 x 2342

NEOPHARM ANNOUNCES COMPLETION OF PRECISE TRIAL ENROLLMENT AS
PER SPECIAL PROTOCOL ASSESSMENT AGREEMENT

WAUKEGAN, Illinois – December 9, 2005 – NeoPharm, Inc. (Nasdaq: NEOL) today announced that it has received notification that the Company’s cintredekin besudotox (IL13-PE38QQR) Pivotal Phase III PRECISE trial for the treatment of Glioblastoma Multiforme (GBM), the most aggressive form of brain cancer, has achieved the 270 intent-to-treat patient enrollment milestone, as established by the PRECISE Trial protocol.   As previously reported, the PRECISE Trial protocol allows for enrollment of up to 300 patients in order to obtain 270 patients with confirmed GBM at first recurrence at study entry surgical resection, for the intent-to-treat patient population.  Only 288 patients were required to be enrolled to meet the 270 intent-to-treat patient population.

“We are pleased to have achieved this important enrollment milestone for the PRECISE Study,” said Guillermo A. Herrera, NeoPharm’s President and Chief Executive Officer.  “Patient enrollment was achieved within the expectations of a year-end 2005 enrollment target.  I would like to thank the study centers and investigators for meeting the enrollment target with fewer patients than anticipated.  I believe that this is a good indication of the high level of expertise and diligence we were able to obtain with the sites selected for this important clinical trial, and the strength of the controls designed by us for the execution of the trial.”

The Company reported in November that it had been notified by the independent Data Monitoring Committee (iDMC) for the PRECISE Trial that the study had reached the criterion for the second futility analysis (100 deaths).  The Company is awaiting the iDMC’s analysis of the data and its recommendation to the Company, currently expected to be received by the end of the month.  In May of this year, the Company reported that it had been notified by the iDMC that the study had reached the criterion for the first futility analysis (50 deaths), and later in June that the iDMC recommended, after analysis of the data, that the study continue as planned.  The iDMC will apply the same statistical methods to analyze the data at the second futility analysis as were used in June.

Futility analyses are used by the iDMC, along with other study information that is only available to the iDMC, to assess the current status of the study in terms of comparative treatment efficacy. Based on its review of this information, there are currently three potential recommendations that the iDMC can make to the Company:

1)              Continue the trial as per the approved protocol,

2)              Continue the trial, but add up to 25% (75) more patients to account for data variability, or

3)              Stop the trial.

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Even in the event of a recommendation to increase the number of patients in the trial, the interim efficacy statistical analysis for the trial would continue to be triggered at 160 deaths, with final efficacy at 215 deaths, as per the Company’s amended Special Protocol Assessment (SPA), setting up the potential for a Biologic License Application (BLA) filing as early as the second half of 2006, if the results from the interim efficacy analysis meet the requirements of the amended SPA.  In accordance with the terms of the SPA, having obtained 270 patients with confirmed GBM at first recurrence, further screening of patients will be suspended pending the decision of the iDMC as to whether or not additional patients will need to be enrolled.  Additional patients already randomized, or in the screening process, at the time the Company achieved the 270 intent-to-treat patient milestone will be allowed to proceed in the trial if they meet all other entrance criteria.

About Cintredekin Besudotox (IL13-PE38QQR)

Cintredekin besudotox is a recombinant protein consisting of a single molecule composed of two parts: a tumor-targeting molecule (Interleukin-13, or IL13) and a cytotoxic agent (Pseudomonas Exotoxin, or PE). The drug is delivered via Convection Enhanced Delivery (CED), a novel drug delivery system using catheters placed following tumor resection (removal), in areas with microscopic tumor spread or at risk of tumor spread around the tumor resection cavity.  IL13 receptors are present in appreciable numbers on malignant glioma cells, but only to a minimal amount if at all on healthy brain cells. The IL13 portion binds to receptors on tumor cells like a key fits into a lock. The cancer cell latches onto and absorbs the IL13 and the attached PE, causing destruction of the cancer cell. Healthy brain cells appear to be unharmed because they do not internalize the PE.

Promising data for this potential therapeutic advance in the treatment of GBM was observed in Phase I/II studies. In addition, the importance of adequate catheter positioning in order to achieve optimal distribution of cintredekin besudotox in brain tissue was assessed, leading to the specific guidelines for catheter positioning and deferred catheter placement used in the PRECISE Trial. This translated into a better patient outcome for the 45 recurrent GBM patients treated post-tumor resection in the Phase I/II studies, with an overall median survival of 44.0 weeks (95% CI: 36.1-52.4) including 42% of patients with <2 adequately positioned catheters, while patients with >2 catheters adequately positioned surviving with a median of 51.7 weeks (95% CI: 36.1-78.0).  Separately, 1-year and 2-year survival rates for recurrent GBM patients were 40% and 20% respectively.

Cintredekin besudotox has received orphan drug designation in Europe and the U.S., and fast track drug development program status from the U.S. Food and Drug Administration (FDA). NeoPharm’s cintredekin besudotox development program was also selected to participate in the FDA Continuous Marketing Application Pilot 2 Program.

About PRECISE

PRECISE, an acronym for Phase III Randomized Evaluation of Convection Enhanced Delivery of IL13-PE38QQR with Survival Endpoint, www.precisetrial.com, is a randomized, controlled Phase III clinical trial.  It is designed to enroll up to 300 patients in order to obtain 270 patients

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with confirmed GBM at first recurrence at study entry surgical resection for the intent-to-treat patient population, and compare overall survival, drug safety and quality of life of patients receiving cintredekin besudotox with patients receiving GLIADEL® Wafer in the treatment of first recurrent GBM following surgical tumor resection.  Patients are randomized so that up to 200 patients receive cintredekin besudotox via CED and up to 100 patients receive GLIADEL® Wafer placed in the resection cavity at the time of resection.

The study sample size was determined based on whether there is an improvement of at least 50% in median survival of patients with GBM resulting from treatment with the Company’s cintredekin besudotox (42 weeks) over treatment with GLIADEL® Wafer (28 weeks).  The primary efficacy analysis of the study will be based on the comparison of the overall patient survival curves of the two treatment groups.  If the primary efficacy analysis at the 160 patient death interim efficacy analysis shows that comparison of the overall survival curves of the two treatment groups is statistically significant (p-value less than or equal to 0.005) in favor of cintredekin besudotox, then the result of the interim analysis may be used to support a BLA submission. The survival data from patients with optimal catheter placement (51.7 weeks) in the cintredekin besudotox Phase I/II studies was used to establish the p-value target for the interim efficacy analysis.  The final efficacy analysis will be conducted from a locked database after notification of 215 deaths.  If the study is continued until the planned end, subsequent to the interim efficacy analysis, the final efficacy analysis for the comparison of the overall survival curves between the two treatment groups will be considered statistically significant if the p-value from the log-rank test is less than or equal to 0.048. This final p-value reflects accepted statistical methodology so that the overall study type 1 error rate of 5% (0.05) is maintained.

About GLIADEL® Wafers

A GLIADEL® Wafer delivers BCNU (or carmustine), a commonly used chemotherapeutic anti-tumor agent for GBM, directly to the brain tumor resection cavity.  Up to eight dime-sized wafers are placed in the space once occupied by the tumor at the time of resection.  The wafers slowly dissolve over the next two to three weeks, bathing the surrounding cells with BCNU.  GLIADEL® Wafer has been approved by the FDA for the treatment of recurrent and newly diagnosed GBM.  By design, the wafers can only kill cells that the released carmustine comes in contact with and the drug is limited by diffusion in reaching viable tumor cells outside the tumor resection cavity.

In a Phase III clinical trial, median survival of 28 weeks was obtained with the GLIADEL® Wafer compared to 20 weeks for placebo in 145 recurrent GBM patients, a 40% difference.  Separately, 1-year and 2-year survival rates for recurrent GBM patients were 20% and 10%, respectively.  A post hoc analysis of the GLIADEL® Wafer data for favorable prognostic factors did not measurably change the difference in median survival between the GLIADEL® Wafer and the placebo groups (from 8 weeks to 9 weeks).  However, the difference in overall median survival between the two arms decreased to 29% from 40%.

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About the independent Data Monitoring Committee

The iDMC is responsible for, among other things, assuring that study participants are not exposed to unnecessary or unreasonable risks. In addition, the iDMC provides recommendations regarding study conduct intended to maintain high ethical, regulatory, and scientific standards. The iDMC will recommend that the study protocol be stopped, temporarily suspended or amended, as appropriate, if a result of data monitoring determines that a trial is futile or will not be able to reach a positive conclusion or poses an unreasonable or unnecessary risk to study participants in either treatment arm of the PRECISE Trial.

About NeoPharm, Inc.

NeoPharm, Inc., based in Waukegan, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a portfolio of cancer compounds in various stages of development.  Additional information can be obtained by visiting NeoPharm’s Website at www.neophrm.com.

Forward Looking Statements – This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to clinical trials including cintredekin besudotox, future patient survival in and the Company’s ongoing Phase I/II studies and PRECISE trial, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in financing, development, testing, obtaining regulatory approval, production and marketing of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox,  uncertainty regarding the availability of third party production capacity, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds, including, but not limited to, cintredekin besudotox,  that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products, including, but not limited to, cintredekin besudotox,  directly or through independent distributors, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, including, but not limited to, cintredekin besudotox,  and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.